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                                                                  Exhibit 10.109

                                AMENDED TERM NOTE

Lender:  LFSRI II Assisted Living LLC                         New York, New York
Principal Amount:  $11,500,000                                    April 24, 2002

     FOR VALUE RECEIVED, the undersigned ARV Assisted Living Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of the Lender set forth above or its assigns or transferees (the "Holder") the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loans (as defined in the Loan Agreement referred to below) owing to the Holder, payable at such times, and in such amounts, as are specified herein.

     The Borrower promises to pay interest on the unpaid Principal Amount of the Term Loans from the date made until such Principal Amount is paid in full, at a per annum interest rate equal to LIBOR plus the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in such manner as specified in the Loan Agreement.

     The Borrower promises to make payments of the Principal Amount to the Holder on the dates and in the amounts as follows:

     July 1, 2002 ........................................  $1,500,000
     July 1, 2003 ........................................  $1,500,000
     July 1, 2004 ........................................  $8,500,000

Any amounts outstanding under the Note (including, but not limited to, Principal Amounts, interest, fees and expenses) shall be fully due and payable on July 1, 2004.

     Any amounts paid pursuant to the foregoing or prepaid in accordance with the terms of the Loan Agreement may not be reborrowed under the Loan Agreement or this Amended Term Note. Any prepayment of the Principal Amount shall be applied against and reduce the Principal Amount in the order of maturity commencing on the earliest Payment Date following the date of such prepayment.

     Both principal and interest are payable in Dollars to the Holder, at LFSRI II Assisted Living LLC, c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, New York, NY 10020, Attention: Chief Financial Officer and General Counsel, or any other address indicated in writing by the Holder to the Borrower, in immediately available funds.

     This Amended Term Note is entitled to the benefits of the Term Loan Agreement, dated as of April 24, 2000, as amended by that certain Amendment to the Term Loan Agreement, dated as of April 24, 2002, between the Borrower and the Holder (as amended, restated, supplemented or otherwise modified from time to time) (the "Loan Agreement"). Capitalized terms used herein and not defined herein are used herein as defined in the Loan Agreement.

     Pursuant to the Loan Agreement, that certain Term Note, dated as of April

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24, 2000, made by the Borrower in favor of the Holder in the principal amount of
$10,000,000 was replaced and the indebtedness evidenced thereunder (together with the amounts advanced by the Holder on the date hereof) shall be evidenced by this Amended Term Note. All obligations and rights of the Borrower and the Holder relating to the Term Loans shall be governed by the Loan Agreement and this Amended Term Note.

     The Loan Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Amended Term Note upon the happening of certain stated events and also for prepayments on account of the Principal Amount hereof prior to the maturity hereof, upon the terms and conditions therein specified.

     Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

     The parties hereto intend to conform to and contract in strict conformance with all applicable usury laws. The provisions of this Amended Term Note and of all agreements between the Borrower and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of prepayment, late payment, default, demand for payment, acceleration of the maturity of this Amended Term Note or otherwise, shall the amount contracted for, charged, paid or agreed to be paid to the Holder for the use, forbearance or detention of money to be loaned under this Amended Term Note or otherwise exceed the maximum amount permissible under applicable law (the "Maximum Rate"). If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between the Borrower and the Holder shall, at the time of the execution and delivery thereof or at the time performance of such provision shall be due, involve or purport to require any payment in excess of the limits prescribed by law, the obligation to be performed or fulfilled shall be reduced automatically to the limit of such validity without the necessity of execution of any amendment or new document. If, from any circumstance whatsoever, the Holder shall ever receive anything of value deemed interest under applicable law which would exceed interest at the Maximum Rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the outstanding principal balance of this Amended Term Note in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the outstanding principal balance of this Amended Term Note, such excess shall be refunded to the Borrower. All sums contracted for, charged, paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness of the Borrower to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Rate. Notwithstanding anything to the contrary contained herein, it is not the intention of the Holder to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. The provisions of this paragraph shall control all existing and future agreements between the Borrower and the Holder.

     Except as otherwise stated herein, the Loan Agreement shall be in full

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force and effect and is hereby confirmed and ratified in all respects. This
Amended Term Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the Borrower has caused this Amended Term Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

                                ARV ASSISTED LIVING, INC.


                                By: /s/ Abdo Khoury
                                    ------------------------------------
                                    Name: Abdo Khoury

                                    Title: President and Chief Financial Officer

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